                                                                     EXHIBIT 2.8


                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT ("Escrow Agreement") is dated as of the 5th day of January 1999 among KENDLE U.K. INC., an Ohio corporation with a mailing address of 700 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202, USA
Attention: Paul F. Ritter, Esq., General Counsel ("Kendle"), and John Glasby with a notice address of Owlesden, The Green, Fornham All Saints, Bury St. Edmunds, Suffolk IPX 6JX ("Glasby"), Gillian Gregory with a notice address of Briarwood, 5 Rectory Road, Bluntisham, Cambridgeshire PE17 3LN ("Gregory"), Michael Roy Broomby with a notice address of Oak Croft, West Heath Lane, Sevenoaks, Kent TN13 1TA, ("Broomby") and Peter Nightingale with a notice address of 13 Priory Close, Royston, Hertfordshire SG8 7DU, ("Nightingale") (Glasby, Gregory, Broomby and Nightingale collectively, the "Sellers"), and THE FIFTH THIRD BANK with a mailing address of 38 Fountain Square Plaza, Cincinnati, Ohio 45263, as the escrow agent hereunder ("Escrow Agent").

                                   BACKGROUND

         A. Effective as of December 23, 1998 Kendle and the Sellers entered into a Share Purchase Agreement (the "Purchase Agreement"). Pursuant to the terms of said Purchase Agreement, Kendle (or its assignee) will purchase from the Seller all of the issued and outstanding share capital of Research Consultants (International) Holdings Limited ("Target").

         B. The parties desire to enter into this Escrow Agreement to provide for an escrow of Eighty-Seven Thousand Five Hundred Fifty-Eight (87,558) shares of common stock, no par value per share, of Kendle International Inc. (the "Parent Shares") to provide financial support for Sellers' obligation to indemnify Kendle for any breaches of warranty or representation by Sellers under the Purchase Agreement and Sellers' commitment to retain key employees of the business of the Target for a period of time after the date hereof.

         C. The Sellers' respective interests in the Escrow Fund (as defined hereinafter) are as set forth on Schedule I.

         NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the parties hereto agree as follows:

         1. DESIGNATION AND DELIVERY. Kendle and Sellers hereby designate The Fifth Third Bank as "Escrow Agent" under this Escrow Agreement. Kendle and Sellers hereby deliver to the Escrow Agent a copy of the Purchase Agreement, which agreement is attached hereto as Exhibit "A". Each Seller, in accordance with the Purchase Agreement, hereby delivers to the Escrow


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Agent, and the Escrow Agent hereby acknowledges receipt of, a certificate or certificates, each duly endorsed in blank or with stock powers duly endorsed in blank evidencing the Eighty-Seven Thousand Five Hundred Fifty-Eight (87,558) Parent Shares (the "Deposit").

         2. INVESTMENT OF THE DEPOSIT; DIVIDENDS AND DISTRIBUTIONS WITH RESPECT TO THE DEPOSIT; TRANSFERABILITY.

                  (a) The Escrow Agent is hereby authorized to invest the cash portion (if any) of the Deposit and any other cash in the Escrow Fund (as defined hereinafter) in money market funds, including the Fifth Third U.S. Treasury Obligations Fund sponsored by the Escrow Agent's affiliate, Fifth Third Funds. The Escrow Agent shall cause all dividends, distributions (including shares distributed in a stock split), proceeds from any sale or liquidation, or other income earned on or with respect to the Deposit to be added to the Deposit. Such deposited dividends, distributions or other income shall, together with the Deposit, constitute the "Escrow Fund" to be distributed as provided in Section 5 hereof.

                  (b) Each Seller shall have the right to direct the Escrow Agent as to the exercise of any voting rights pertaining to such Seller's pro rata share of the Parent Shares by delivery of written instructions to the Escrow Agent and the Escrow Agent shall comply with any instructions received from the Seller's Institutional Stockholders. In the absence of instructions from such Seller, the Escrow Agent shall not vote such Seller's pro rata share of the Parent. Kendle shall distribute to the Sellers copies of all notices or correspondence sent to shareholders of Kendle International Inc.

                  (c) The respective interests of the Sellers in the Escrow Fund shall not be assignable or transferable, other than by operation of law. Written notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Kendle by such Seller, and no such assignment or transfer shall be valid until such notice is given. Any assignment or transfer effected by operation of law shall continue to be subject to this Escrow Agreement.

         3. ESCROW AGENT AS CUSTODIAN; EXPENSES. The Escrow Agent shall, for all purposes of this Escrow Agreement, be treated as and considered legally a custodian. The Escrow Agent shall be entitled to rely conclusively upon the written notice provided in Section 5 and may assume the genuineness of all signatures and documents and the authority of all signatories. The Escrow Agent shall have no liability except for gross negligence or willful misconduct in the performance of its duties under this Escrow Agreement. Kendle and the Sellers, collectively, shall each assume and pay one half (1/2) of all costs and expenses of the Escrow Agent incurred in its capacity as the Escrow Agent under this Escrow Agreement. The fees of the Escrow Agent are set forth on Exhibit "B" attached hereto and incorporated herein.

         4.       RESIGNATION; DISAGREEMENTS.


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                                      -3-

                  (a) The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent designated by the other parties hereto in writing, or to any court of competent jurisdiction as provided below. The resignation of the Escrow Agent will take effect on the earlier of
         (a) the appointment of a successor (including a court of competent jurisdiction), or (b) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

                  (b) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund, or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question. [For this purpose, an order will be final and non-appealable if no right of appeal lies in respect of such judgment or the time period for giving notice of appeal in respect of such judgment has expired with no such notice having been given or the parties are otherwise debarred from exercising any right of such appeal.]

         5.       TERMINATION AND DISTRIBUTION OF ESCROW.

                  (a) Except as provided in Section 5(f), this Escrow Agreement shall terminate upon the earlier of (i) the date that is the second anniversary of the closing of the transactions contemplated by the Purchase Agreement (the "Second Anniversary Date") (subject to any other outstanding claims to the Escrow Fund), or (ii) the date upon which the Escrow Agent shall have distributed the Escrow Fund as provided herein;

                  (b) If, on or prior to the date that is the first anniversary of the closing of the transactions contemplated by the Purchase Agreement (the "First Anniversary Date"), Kendle shall not have delivered to the Escrow Agent and Sellers a notice of claim ("Notice of Claim") with respect to the Escrow Fund based on either (i) breaches by the Sellers of warranties or representations contained in the Purchase Agreement, and/or (ii) a reduction in the Purchase Price (as defined in the Purchase Agreement) pursuant to Section 2(h) of the Purchase Agreement, one half (1/2) of the Parent Shares, plus all


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                                      -4-


         dividends, distributions and other income earned thereupon, shall promptly be released to Sellers by the Escrow Agent;

                  (c) If, on or prior to the First Anniversary Date, Kendle shall have delivered a Notice of Claim to the Escrow Agent and none of the Sellers shall have disputed the Notice of Claim within fifteen (15) business days after their receipt of the Notice of Claim, the Parent Shares, plus all dividends, distributions and other income earned thereupon, (or such lesser amount as may be specified in Kendle's Notice of Claim), shall promptly be released to Kendle by the Escrow Agent;

                  (d) If, on or prior to the Second Anniversary Date, Kendle shall not have delivered to the Escrow Agent and Sellers a Notice of Claim, the remaining one half (1/2) of the Parent Shares, plus all dividends, distributions and other income earned thereupon, shall be promptly released to Sellers by the Escrow Agent;

                  (e) If, on or prior to the Second Anniversary Date, Kendle shall have delivered a Notice of Claim to the Escrow Agent and none of the Sellers shall have disputed the Notice of Claim within fifteen (15) business days after their receipt of the Notice of Claim, the remainder of the Parent Shares, plus all dividends, distributions and other income earned thereupon, (or such lesser amount as may be specified in Kendle's Notice of Claim), shall promptly be released to Kendle by the Escrow Agent;

                  (f) If, on or prior to the Second Anniversary, Kendle shall have delivered a Notice of Claim or multiple Notices of Claim to the Escrow Agent and Sellers which is or are timely disputed by Sellers, the Escrow Agent shall hold the Parent Shares, plus all dividends, distributions and other income earned thereupon, until the dispute or disputes is or are resolved by a court of competent jurisdiction, even if resolution of the disputes occurs after January, 2001, and shall distribute the Parent Shares, plus all dividends, distributions and other income earned thereupon pursuant to ss.4(b); and

                  (g) The value of any Parent Shares released to Kendle pursuant to this Section 5 shall be determined by reference to the average closing bid price for shares of Kendle common stock on the NASDAQ National Market System during the twenty (20) trading days prior to either the date that a disputed claim is finally determined or, if a claim is not disputed, the date of release.

                  (h) Any distribution of all or a portion of the Escrow Fund to the Sellers shall be made in accordance with the percentages set forth opposite the Sellers' respective names on Schedule I. Distributions to the Sellers of the Parent Shares shall be made by submitting the appropriate Parent Shares to the transfer agent of Kendle International Inc., who shall be directed to re-register such Parent Shares in the names of the Sellers (as applicable) for transfer and/or mailing checks to such Sellers at their respective addresses



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                                      -5-


         shown on Schedule I (or such other address as may be provided in writing to the Escrow Agent by any Seller).

                  (i) No fractional Parent Shares shall be distributed from the Escrow Fund. Instead, the number of Parent Shares that each Seller shall receive shall be rounded up or down to the nearest whole number such that the total amount of Parent Shares allocated among the Sellers shall not exceed the aggregate number of Parent Shares in the Escrow Fund. Any remaining unallocated Parent Shares shall be sold by the Escrow Agent for fair market value and the proceeds of such sale shall be distributed among the Sellers in accordance with the percentages set forth opposite the Sellers' respective names on Schedule I.

         6. DUTIES OF ESCROW AGENT. The duties of the Escrow Agent under this Escrow Agreement shall be entirely administrative and the Escrow Agent shall not be liable to any third party as a result of any action or omission taken or made by it, if taken in good faith, except for gross negligence or willful misconduct in performing its duties. In the event of disagreement or dispute between Kendle and Sellers with respect to disposition of the Escrow Fund, the Escrow Agent shall promptly initiate an appropriate legal proceeding to obtain a judicial determination of the respective parties' rights to the Escrow Fund. No rights are intended to be granted to any third party hereunder. Kendle and Sellers shall severally (each being responsible for fifty percent (50%) of the indemnity account) indemnify, defend and hold harmless the Escrow Agent and reimburse the Escrow Agent from and for any and all liability, costs and expenses, including reasonable attorneys' fees, the Escrow Agent may suffer or incur by reason of its execution and performance of this Escrow Agreement. The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or recision of this Escrow Agreement, unless in writing received by it and signed by Kendle and/or Sellers.

                  In the event that the Escrow Agent shall find it necessary to consult with counsel of its own choosing in connection with this Escrow Agreement, the Escrow Agent shall not incur any liability for any action taken in good faith in accordance with such advice. Kendle and Sellers, jointly and severally, shall indemnify and hold harmless the Escrow Agent for any liability, loss, claim or damage incurred by the Escrow Agent in connection with this Escrow except for any such liability, costs, expenses (including reasonable attorneys' fees), loss, claims or damage which is a result of Escrow Agent's own gross negligence or willful misconduct. This indemnification shall survive termination of this Escrow Agreement. Kendle and Sellers agree that Kendle, on the one hand, and Sellers, collectively, on the other hand, shall each assume and pay fifty percent (50%) of all amounts due to Escrow Agent as a result of this indemnification.

                  Escrow Agent is not a party to, and is not bound by, any agreement, including but not limited to the Purchase Agreement, which may be evidenced by, or arise out, the foregoing instruction, other than as expressly set forth herein. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Escrow Agreement)


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                                      -6-


between any of the parties hereto, conflict or are inconsistent with any of the provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control in all respects.

         7. NOTICES. All notices, consents or other communications required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed to have been duly given:

                  (a)      when delivered personally,

                  (b)      five (5) business day after being sent by an

         overnight delivery service, postage or delivery charges prepaid, or

                  (c) on the date on which a facsimile is transmitted to the parties at their respective addresses stated above.

Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 7, except that any such change of address notice shall not be effective unless and until received.

         8. AMENDMENT. No amendment or modification of this Escrow Agreement shall be effective unless in writing and signed by the parties.

         9. PARTIES IN INTEREST. This Escrow Agreement shall bind, benefit, and be enforceable by and against each party hereto and their successors, assigns, heirs and personal representatives. No party shall in any manner assign any of its rights or obligations under this Escrow Agreement without the express prior written consent of the other parties, which consent shall not be unreasonably withheld.

         10. NO WAIVERS. No waiver with respect to this Escrow Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

         11. SEVERABILITY. If any provision of this Escrow Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         12. COUNTERPARTS. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof,


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                                      -7-



and it shall not be necessary in making proof of this Escrow Agreement to produce or account for more than one original counterpart hereof.

         13. CONTROLLING LAW. This Escrow Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Ohio applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

         14. DEFINITIONS. To the extent not specifically defined herein, all terms used herein shall have the meanings ascribed to them in the Purchase Agreement.


                     (remainder of page intentionally blank)


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                                      -8-



IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized representatives to execute, this Escrow Agreement on the date first written above.



                                        KENDLE U.K. INC.



                                        By: /s/ Timothy M. Mooney
                                            -----------------------------------
                                            Name: Timothy M. Mooney
                                            Title: Vice President and CFO


                                        JOHN GLASBY

                                            /s/ John Glasby
                                            ------------------------------------


                                        GILLIAN GREGORY

                                            /s/ Gillian Gregory
                                            ------------------------------------


                                        MICHAEL ROY BROOMBY

                                            /s/ Michael Roy Broomby
                                            ------------------------------------

                                        PETER NIGHTINGALE

                                            /s/ Peter Nightingale
                                            ------------------------------------



Received and accepted:

THE FIFTH THIRD BANK
Escrow Agent

By: /s/ Dana Hushak
    --------------------------
    Name: Dana Hushak
    Title:



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                                      -9-





                                   EXHIBIT "A"

                               PURCHASE AGREEMENT



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                                   EXHIBIT "B"

                                Escrow Agent Fees



Annual Administrative Fee                                             $2,750.00

Fee based on two years of processing beginning on the agreement date. Services to include:

     -        Review of Escrow Documentation                            INCLUDED

     -        Set - up of Escrow Account                                INCLUDED

     -        Receipt and custody of Escrow Assets                      INCLUDED

     -        Distribution of Assets                                    INCLUDED



Out of pocket expenses including but not limited to: postage, insurance, stationary, legal fees, etc. will be passed along as incurred. Services not specifically contemplated herein may be additional. Quotation is subject to review and acceptance of all applicable documents.




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                                   SCHEDULE I


Seller                                       Percentage Interest in Escrow Fund
------                                       ----------------------------------

Michael Roy Broomby                                          19%

John Glasby                                                  29%

Gillian Gregory                                              29%

Peter Nightingale                                            23%
